EXHIBIT 10.7C

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

MEMORANDUM OF UNDERSTANDING FOR TRANSFER PRICING AND ROYALTY

CALCULATION (CODEXIS INC.)

THIS MEMORANDUM OF UNDERSTANDING (the “MOU”), effective as of February 16, 2010 (the “MOU Effective Date”), is made and entered into by and between Codexis, Inc., a Delaware corporation having a place of business at 200 Penobscot Drive, Redwood City, California 94063, United States of America (“Codexis”), and Arch Pharmalabs Limited, a corporation organized and existing under the laws of India and having a place of business at H wing, 4th Floor, Tex Centre, Chandivali, Mumbai, 400072, India (“Arch”), pursuant and subject to the Enzyme and Product Supply Agreement, by and between Codexis and Arch, effective as of the MOU Effective Date (the “EPSA”). Unless otherwise defined in this MOU, including without limitation Exhibit A attached to this MOU, all capitalized terms used herein shall have the definitions assigned to them in the EPSA.

1. PRICING. Subject to the limitations under the applicable and prevalent Exchange Control Regulations in India:

1.1 Product Transfer Price. In exchange for the supply of a Product to Codexis pursuant to the EPSA, Codexis shall pay Arch a Product Transfer Price in respect of each Product sold by Codexis to a Codexis Customer equal to

(x) [*]

(a) [*]

(b) [*]; or

(y) an amount mutually agreed upon by the Parties.

1.2 License Royalty. In exchange for the licenses and rights granted by Codexis to Arch under the EPSA, Arch shall pay to Codexis a License Royalty in respect of each Product sold by Arch to an Arch Customer as follows:

1.2.1 Sales to Codexis India. In respect of sales of Products to Codexis India, which will be further distributing the Products to Codexis India Customers, Arch shall pay to Codexis a License Royalty in respect of each Product sold to Codexis India in the amount of (Rupees (Rs) per kilogram) as follows:

[*]

Notwithstanding the foregoing, the License Royalty in respect of the [*] in stock with Arch as of the Effective Date shall be [*].

1.2.2 Sales to Other Arch Customers. In respect of sales of Products by Arch to Arch Customers other than Codexis India, Arch shall pay to Codexis a License Royalty in respect of each Product sold to an Arch Customer (other than Codexis India) in the amount of (Rupees (Rs) per kilogram) as follows:

[*]

Notwithstanding the foregoing, the License Royalty in respect of the [*] in stock with Arch as of the Effective Date shall be [*].

The License Royalties set forth in this Section 1.2 are subject to quarterly review by the Parties (or more frequently as may be requested by either Party) and may be modified upon the written agreement of both Parties.

2. PAYMENTS.

2.1 General Payment Terms. All payments made under this MOU shall be made by check or wire transfer to one or more bank accounts to be designated in writing by the Party entitled to such payment in accordance with the following timeframes:

(a) With respect to payments by Codexis to Arch of Product Transfer Price, Codexis shall pay such amounts within ninety (90) days after delivery of the Product by Arch to Codexis or the Codexis Customer.

(b) With respect to payments by Arch to Codexis of License Royalties, Arch shall pay License Royalties (less tax withheld at source) to Codexis on a quarterly basis, within thirty (30) days after the end of each calendar quarter in respect of all Products sold by Arch during such calendar quarter.

2.2 Currency Exchange. All payments made under this MOU shall be payable, in full, in United States dollars. For purposes of calculating the exchange rate, the Parties shall use the foreign exchange rate for such currency as published on the OANDA website at www.oanda.com (median bid rate), calculated on the first business day of the month in which the relevant payment is delivered.

3. REPORTS.

3.1 Codexis Product Sales Report. Codexis shall use all reasonable efforts to provide, within three (3) Business Days after the end of each calendar quarter, and in no event later than five (5) Business Days after the end of each calendar quarter, Arch with a written report specifying the quantity of Products sold by Codexis during such calendar quarter, the Codexis Customers to whom such Products were sold, the Codexis Net Sales in respect of such Products and sufficient details regarding such sales.

3.2 License Royalty Report. Arch shall use all reasonable efforts to provide, within three (3) Business Days after the end of each calendar quarter, and in no event later than five (5) Business Days after the end of each calendar quarter, Codexis with a written report specifying the quantity of Products sold by Arch during such calendar quarter, the Arch Customers to whom such Products were sold, the Arch Net Sales in respect of such Products and sufficient details regarding such sales.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.3 Reports of Manufacturing Cost. The Manufacturing Cost for each Product shall initially be as set forth in Exhibit B. The Parties shall have quarterly meetings to discuss the Manufacturing Costs and make any adjustments, as agreed upon by the Parties, to such Manufacturing Costs. Such quarterly meetings shall take place on or about January 15, April 15, July 15 and October 15 of each year. At least ten (10) days prior to each such quarterly meeting, Arch shall deliver to Codexis a written report setting forth in sufficient detail the Manufacturing Cost incurred by Arch during the previous calendar quarter for each Product, including a detailed description of the cost of each of the items set forth in the definition of Manufacturing Cost set forth in Exhibit A.

4. TAXES AND DUTIES.

4.1 Arch Taxes. Arch shall be solely and exclusively liable for payment of all taxes, duties and levies, and any interest relating thereto, including without limitation Central Excise Duty, if any, on or in connection with the manufacture of the Products by Arch or any Affiliate of Arch under and in accordance with the EPSA and this MOU, and Codexis and/or its designees shall in no event be liable or responsible thereof. Arch shall be responsible for all compliance requirements under the Applicable Law in this respect. License Royalties receivable by Codexis from Arch will be subject to withholding tax and Arch shall withhold such tax at source as mandated by Applicable Law and deposit the same in the appropriate government account. The tax deduction certificate shall be furnished to Codexis within five (5) business days of withholding.

4.2 CENVAT. Arch will claim CENVAT on all the materials/services, wherever applicable and any benefit which may be available to or obtained by Arch pertaining to CENVAT or otherwise shall be taken into account while computing the Product Transfer Price under Section 1.1.

4.3 Other Taxes. Except as expressly set forth in this MOU, each Party shall bear any and all taxes, duties, penalties, surcharges, or any other amounts imposed under Applicable Law or any tax treaty incurred by such Party under this MOU.

5. RECORDS; LATE PAYMENTS; AUDITS

5.1 Records Retention. Commencing on the MOU Effective Date, Arch shall keep, and shall cause its Affiliates to keep, full and accurate books of accounting in accordance with Indian GAAP, and Codexis shall keep, and shall cause its Affiliates to keep, full and accurate books of accounting in accordance with US GAAP, in each case containing all particulars that may be necessary for the purpose of calculating all payments (or Manufacturing Costs) payable (or calculated) under this MOU, for a period of three (3) years after the calendar year in which such sales occurred, in sufficient detail to permit each Party to confirm the accuracy of payments paid (or Manufacturing Costs) under this MOU. Such books of accounting shall be kept at the principal place of business of such Party and/or its Affiliates, as applicable.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2 Late Payment Interest. Any payment under the terms and conditions of this Agreement made after the date such payment is due and payable shall bear interest as of the day after the date such payment was due and payable and shall continue to accrue such interest until such payment is made at a rate equal to the lesser of either (a) two percent (2%) above the prime rate as reported by Federal Reserve Bank of New York, located in New York, New York, as of the date such payment was due and payable, or (b) the maximum rate permitted by Applicable Law.

5.3 Audit Rights.

5.3.1 During the Term and for a period of three (3) years thereafter, at the request and expense of Arch, Codexis shall permit, and shall cause its Affiliates to permit, an independent, certified public accountant of internationally recognized standing appointed by Arch, and reasonably acceptable to Codexis, at reasonable times and upon reasonable notice to examine the records identified in Section 5.1 to the extent necessary to determine the accuracy of Codexis Net Sales reported by Codexis with respect to each of the Products within the three (3) year period immediately preceding such an audit. Results of any such examination shall be made available to both Arch and Codexis. The independent, certified public accountant shall disclose to Arch only the amounts that the independent certified accountant believes to be due and payable under this MOU to Arch, details concerning any discrepancy from the amount paid and the amount due, and shall disclose no other information revealed in such audit. Notwithstanding the previous sentence, such independent, certified public accountant shall be permitted to disclose to Arch any discrepancy concerning any amount paid and the amount due pursuant to the terms of any binding agreement between Arch and Codexis or its Affiliates. If such examination results in a determination that Codexis Net Sales with respect to any Product have been understated, leading to any underpayment by Codexis to Arch, such underpayments shall be made to Arch plus interest in accordance with Section 5.2 within fifteen (15) days after written notice by Arch; provided that, if there are more than three (3) separate understatements in any two (2) year period and if the aggregate of such understatements is (i) related to sales of Products by Codexis of greater than Two Million Dollars (US $2,000,000) and (ii) each understatement is more than five percent (5%) in respect of the total Codexis Net Sales for the period examined, such occurrence of three (3) separate overstatements shall be deemed a Material Breach, and Arch shall have the right, but not the obligation, in its sole discretion, to convert its exclusive purchase obligation set forth in Section 2.1 of the EPSA to a non-exclusive arrangement (but, for clarity, in such event, Codexis’ supply obligation to Arch pursuant to Section 2.1 of the EPSA shall remain exclusive) or to terminate this MOU and the EPSA immediately upon notice pursuant to Section 15.2 of the EPSA. The fees and expenses of such accountant shall be paid by Arch, unless the examination results in a determination that Net Sales have been understated by more than five percent (5%) for the period examined, in which case Codexis shall pay all reasonable costs and expenses incurred by Arch in the course of making such determination, including without limitation the fees and expenses of such accountant.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.3.2 During the Term and for a period of three (3) years thereafter, at the request and expense of Codexis, Arch shall permit, and shall cause its Affiliates to permit, an independent certified public accountant appointed by Codexis, and reasonably acceptable to Arch, at reasonable times and upon reasonable notice to examine the records identified in Section 5.1 to the extent necessary to determine (a) the accuracy of Manufacturing Costs reported by Arch with respect to each of the Products within the three (3) year period immediately preceding such an audit and (b) the accuracy of Arch Net Sales reported by Arch with respect to each of the Products within the three (3) year period immediately preceding such an audit. If such examination results in a determination that (i) the Manufacturing Costs with respect to any Product have been overstated, leading to any overpayment by Codexis to Arch or (ii) Codexis Net Sales with respect to any Product have been understated, leading to an underpayment by Arch to Codexis of License Royalties, such overpayments shall be refunded (or underpayments paid) to Codexis plus interest in accordance with Section 5.2 within fifteen (15) days after written notice by Codexis; provided that, if there are more than three (3) separate overstatements in any two (2) year period and if the aggregate of such overstatements is related to sales of Products by Codexis and its Affiliates of greater than Two Million Dollars (US $2,000,000), such occurrence of three (3) separate overstatements shall be deemed a Material Breach, and Codexis shall have the right, but not the obligation, in its sole discretion, to convert its exclusive purchase obligation set forth in Section 3.1 of the EPSA to a non-exclusive arrangement (but, for clarity, in such event, Arch’s supply obligation to Codexis pursuant to Section 3.1 of the EPSA shall remain exclusive) or to terminate this MOU and the EPSA immediately upon notice pursuant to Section 15.2 of the EPSA. The fees and expenses of such accountant shall be paid by Codexis, unless the examination results in a determination that there has been overpayment and/or underpayment by an aggregate of more than five percent (5%) for the period examined, in which case Arch shall pay all reasonable costs and expenses incurred by Codexis in the course of making such determination, including without limitation the fees and expenses of such accountant.

6. MISCELLANEOUS.

6.1 Modifications. This MOU may not be altered, amended, supplemented, or modified in any way except by a writing signed by each Party.

6.2 Waivers. The failure of a Party to enforce any rights or provisions of this MOU shall not be construed to be a waiver of such rights or provisions, or a waiver by such Party to thereafter enforce such rights or provision or any other rights or provisions hereunder.

6.3 Entire Agreement. This MOU shall be governed by the terms and conditions of the EPSA, and, for purposes of clarification and without limiting the foregoing, (a) this MOU is Confidential Information and is subject to Article 10 of the EPSA, and (b) in the event of any Dispute with respect to this MOU, the terms and conditions of Article 14 of the EPSA shall govern.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.4 Survival. Terms of this MOU shall survive termination of the EPSA and/or this MOU with respect to records retention and audit rights, and with respect to payments, only to the extent that any amounts payable hereunder remain unpaid.

[Signature Page Follows]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have executed this MOU by their respective duly authorized representatives as of the MOU Effective Date.

CODEXIS, Inc.
(“Codexis”)

By:	/s/ Joseph Sarret
Name:	Joseph Sarret
Title:	President, Pharma Services & Enzyme Products

ARCH PHARMALABS LIMITED
(“Arch”)

By:	/s/ Ajit Kamath
Name:	Ajit Kamath
Title:	Chairman & Managing Director.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A

DEFINED TERMS

“Arch Net Sales” shall mean the gross amounts invoiced by Arch for sales of a Product to an Arch Customer during the Term less the following unreimbursed, noncredited, or nonrefunded deductions with respect thereto, determined in accordance with Indian GAAP and calculated in Indian rupees and to the extent such amounts have not already been deducted from the amount invoiced: (a) amounts actually allowed as volume or quantity discounts; (b) sales, excise, turnover, value added taxes (VAT), and other taxes related to sale of such Product; (c) credits or allowances actually granted for damaged Product, returns or rejections of such Product, price adjustments, and billing errors; (d) commissions allowed or paid to Third Parties, including without limitation distributors, brokers, or agents, other than sales personnel, sales representatives, and sales agents employed by such Party; provided that Arch, its Affiliates and its officers and directors have no financial interest in such Third Parties; provided further that such commissions are no greater than those paid to such Third Parties for similar products; (e) amounts written off by reason of uncollectible debt; and (f) all other expenses, including without limitation storage, transportation, and insurance charges.

“Codexis Net Sales” shall mean the gross amounts invoiced by Codexis for sales of a Product to a Codexis Customer during the Term less the following unreimbursed, noncredited, or nonrefunded deductions with respect thereto, determined in accordance with US GAAP and calculated in Indian rupees and to the extent such amounts have not already been deducted from the amount invoiced: (a) amounts actually allowed as volume or quantity discounts; (b) sales, excise, turnover, value added taxes (VAT), and other taxes related to sale of such Product; (c) credits or allowances actually granted for damaged Product, returns or rejections of such Product, price adjustments, and billing errors; (d) commissions allowed or paid to Third Parties, including without limitation distributors, brokers, or agents, other than sales personnel, sales representatives, and sales agents employed by such Party; provided that Arch, its Affiliates and its officers and directors have no financial interest in such Third Parties; provided further that such commissions are no greater than those paid to such Third Parties for similar products; (e) amounts written off by reason of uncollectible debt; and (f) all other expenses, including without limitation storage, transportation, and insurance charges.

“COGS” shall mean, for any particular Product, an amount equal to the sum of (i) Manufacturing Cost for such Product (which shall be the Manufacturing Cost identified as being in effect at the time that Codexis or Arch, as applicable, contracts with (or otherwise agrees to a selling price) with such Codexis Customer or Arch Customer, as applicable)) and (ii) the Enzyme Cost attributable to manufacture of such Product.

“Enzyme Cost” shall mean [*] per kilogram of Codexis Enzyme (or such other amount as may be agreed to in writing by the Parties); provided, however that if Codexis’ (or its contract manufacturers’ or suppliers’) costs in manufacturing the Codexis Enzymes materially increases or decreases, then Codexis shall provide Arch written notification and the Enzyme Cost shall be modified accordingly.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

All such amounts, costs, and expenses shall be calculated in accordance with Indian GAAP, for example, in a manner consistently applied across other Arch products; provided that in no event shall any expense be double-counted or included in any category of Manufacturing Costs if such expense has already been accounted for, reimbursed, or otherwise credited elsewhere.

For purposes of clarification, the Enzyme Cost shall be excluded from the Manufacturing Costs, and any expenses incurred under Section 3.10 of the EPSA shall be borne solely by Arch and shall not be deemed a component of the Manufacturing Costs.

Notwithstanding anything to the contrary, the Manufacturing Cost of a Product shall not include any costs and expenses of any Raw Materials used in excess of the standard amounts set forth in Exhibit C, and any such additional costs and expenses shall be borne solely by Arch.

“Manufacturing Royalty” shall mean, in respect of each Product sold by Codexis to a Codexis Customer, a percentage of the Codexis Net Sales of such Product, which percentage shall be as mutually agreed upon by Codexis and Arch.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B

Initial Manufacturing Costs

To be agreed upon by the Parties within sixty (60) days after the Effective Date or such other time period as the Parties may agree to in writing.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C

(Raw Material Costs)

To be agreed upon by the Parties within sixty (60) days after the Effective Date or such other time period as the Parties may agree to in writing.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.